Exhibit 10.1

499 Congaree Rd.
Greenville, S.C.

STEAK N SHAKE OPERATIONS, INC.
UNIT FRANCHISE AGREEMENT

TABLE OF CONTENTS

Recitals

Terms of Agreement

SECTION 1. GRANT OF FRANCHISE

1.01. Exclusive Grant

1.02. Additional Restaurants

1.03. Franchisee Obligations

1.04. Operating Manager's Duties

1.05. Company Services

SECTION 2. TERM AND RENEWAL

2.01. Term

2.02. Renewal

SECTION 3. RESTAURANT PROPERTY AND EQUIPMENT

3.01. Transfer of Real and Personal Property Interest

3.02. Construction of Restaurant

3.03. Installation of Equipment and Furnishings

3.04. Maintenance and Renovation of the Restaurant
Property, Equipment and Furnishings

3.05. Purchase of Non Approved Equipment and Furnishings

3.06. Eminent Domain

SECTION 4. SUPPLIES, FOOD PRODUCTS, RECIPE ITEMS
AND UNIFORMS

4.01. Use of Food Supplies and Other Items

4.02. Samples

4.03. Suppliers of Food Supplies and Other Items

4.04. Uniforms

SECTION 5. OPERATING STANDARDS

5.01. Operational Standards

5.02. Operating Hours

5.03. Training

5.04. Continuing Services

SECTION 6. FEES AND ADVERTISING EXPENDITURES

6.01. Initial Franchise and Royalty Fee

6.02. Advertising and Marketing Expenditures

6.03. Definition of Gross Receipts

6.04. Interest on Late Payments

6.05. Credit Cards and Other
Methods of Payment

6.06. Vending Machines

6.07. Fees Non-Refundable

6.08. Payment By Electronic Transfer

SECTION 7. ADVERTISING

7.01. Origination and Approval of Advertising

7.02. Advertising Agency

SECTION 8. BOOKS, RECORDS AND CONTROL PROCEDURES

8.01. Bookkeeping System

8.02. Reports

8.03. Marketing Information

8.04. Records of Franchisee

8.05. Inspection of Franchisee's Records

8.06. Company Provided Accounting Services

SECTION 9. INSURANCE AND INDEMNITY

9.01. Indemnity

9.02. Franchisee's Insurance

9.03. Evidence of Insurance

9.04. Notice

9.05. Additional Insured

SECTION 10. LIMITATION AND USE OF PROPRIETARY MARKS
AND TRADE SECRETS

10.01. Proprietary Marks And Trade Secrets

10.02. Limitation on Franchisee's Use of Marks

10.03. Notification of Infringements and Claims

10.04. Indemnification of Franchisee/Discontinuance of Use of Marks

10.05. Non-Disclosure of Trade Secrets and Confidential Information

10.06. Survival

SECTION 11. TERMINATION

11.01. Termination of the Franchise Agreement

11.02. Effect of Any Termination, Cancellation or
Expiration of this Agreement

11.03. [INTENTIONALLY DELETED]

SECTION 12. COVENANT NOT TO COMPETE

SECTION 13. ASSIGNMENTS

13.01. Assignment by the Company

13.02. Assignment by Franchisee

13.03. The Company’s Right of First Refusal

SECTION 14. GENERAL PROVISIONS

14.01. Improvements to System

14.02. Severability

14.03. Franchisee Independent Contractor /Disclosure Thereof

14.04. Section and Subsection Titles

14.05. Entire Agreement

14.06. Number and Gender

14.07. Obligations of Interested Parties

14.08. Written Approval, Waiver and Non-Waiver

14.09. Notices

14.10. Designated Agent of Franchisee

14.11. Specific Performance

14.12. Venue/Dispute Resolution

14.13. Costs and Attorneys' Fees

14.14. Interference with Employment Relations

14.15. Acknowledgment of Differing Terms

14.16. Acknowledgment of No Promises

14.17. Governing Law

14.18. Agreement Location

SIGNATURE PAGE

SCHEDULE 1

ATTACHMENT A - PERSONAL GUARANTY (omitted from filing)

STEAK N SHAKE

UNIT FRANCHISE AGREEMENT

THIS AGREEMENT is made and entered into this 16th day of December, 2005, ("Effective Date") by and between STEAK N SHAKE OPERATIONS, INC., an Indiana corporation, with its principal office at 500 Century Building, 36 South Pennsylvania Street, Indianapolis, Indiana 46204 (the "Company") and Kelley Operations, Inc. a North Carolina Corporation with its principal offices at 4020 Waterford Drive, Charlotte, North Carolina 28226. ("Franchisee").

Recitals
The Company has created and developed a unique restaurant concept, including buildings with a distinctive architectural design, decorative color scheme and trade dress, and has standardized methods of preparing and serving certain food products and beverages for on-premises and off-premises consumption in manuals and other materials of the Company (the "Operating Standards Manual") as issued and revised from time to time (hereinafter collectively referred to as the "System"). Such restaurants are operated with uniform formats, systems, methods, procedures and designs and are known as "STEAK N SHAKE" Restaurants. The Company believes that the reputation and goodwill of STEAK N SHAKE Restaurants are based upon, and can be maintained only by, the sale of distinctive, high quality products and services.

The Company is duly licensed to use and promote certain proprietary trademarks, service marks, trade dress and other commercial symbols, including "STEAK N SHAKE", the "WINGED LOGO", "TAKHOMASAK", "IN SIGHT IT MUST BE RIGHT", "FAMOUS FOR STEAKBURGERS", and related logos (the "Marks"). The Company has experience and Know-How (as defined herein) in the operation of STEAK N SHAKE Restaurants and can provide assistance and guidance in connection therewith.

The Company grants franchises to own and operate STEAK N SHAKE Restaurants to persons who meet the Company's qualifications and are willing to undertake the investment and effort to establish and develop a STEAK N SHAKE Restaurant in accordance with the System.

Franchisee acknowledges that he has conducted an independent investigation of the business contemplated by this Agreement and recognizes that it involves business risks which make the success of the venture largely dependent upon the business abilities of Franchisee.

Franchisee has applied for a franchise to own and assume operations at an existing STEAK N SHAKE Restaurant at the location identified or to be identified in Section 1.01 hereof and such application has been approved by the Company in reliance upon all of the representations made by the Franchisee.

Terms of Agreement
Company and Franchisee hereby agree as follows:

SECTION 1. GRANT OF FRANCHISE
1.01. Exclusive Grant. This franchise (hereinafter sometimes referred to as the "Franchise") is being granted based on the application, financial statements and other documents submitted by Franchisee to the Company prior to the execution hereof, and Franchisee represents and warrants:

(a)	the accuracy and completeness of such submissions as of the respective dates of the documents and the date hereof; and

(b)	that such submissions do not omit the statement of any material fact necessary to make them not misleading.

Subject to the conditions of this Agreement and the continuing faithful performance by Franchisee hereunder, the Company grants to Franchisee, for and during the term hereof, the right, license and privilege: (1) to operate the following STEAK N SHAKE Restaurant: 499 Congaree Road, Greenville, S.C. (the "Restaurant"); (2) to use the Marks licensed to the Company as are now or may hereafter be specifically designated by the Company in writing for use only with the System; (3) to offer for sale all of the (and only the) food and beverage products designated by the Company and sold therein (as they may be changed, improved, and further developed from time to time); and (4) to indicate to the public that Franchisee's Restaurant is operated as a part of the System. During the term of this Agreement, the Company shall not own or operate a STEAK N SHAKE Restaurant, and shall not grant to any third party a franchise to operate a Steak n Shake restaurant at any location within the geographical area described or to be determined and described in Schedule 1 (the "Exclusive Territory"). Nothing contained herein shall limit the right of the Company to sell directly or through third parties any products, provided that the items sold by the Company are either packaged or bottled and sold for preparation and/or consumption off the selling premises.

1.02. Additional Restaurants. Franchisee understands that the Company and its affiliated corporations currently operate and/or franchise, and may in the future operate and/or franchise, restaurants and food establishments other than STEAK N SHAKE Restaurants, and Franchisee agrees that the Company and/or any related entity may do so within the Exclusive Territory, provided that such restaurants and food establishments do not feature ground beef sandwiches as a primary product and do not utilize the following or similar names or trade names: "STEAK N SHAKE", "TAKHOMASAK, "IN SIGHT IT MUST BE RIGHT", and "FAMOUS FOR STEAKBURGERS". Franchisee further agrees that this franchise relates solely to and is limited to the single Restaurant location described herein, and affords Franchisee no right, title or interest in additional franchises to be operated at any other location (subject to relocation of the Restaurant as permitted under Section 3.01).

Neither this Agreement nor the franchise issued hereunder obligates the Company in any way to seek, issue, or allow the purchase of any additional franchises by Franchisee or others.

1.03. Franchisee Obligations. Franchisee agrees to diligently use its best efforts to develop and operate the business franchised herein and to promote the interest of the System for the term of this Agreement and any renewal thereof. Franchisee accepts the grant of this franchise and agrees to maintain and operate the Restaurant only at the location in Schedule 1 hereof in accordance with the Company's plans, specifications and procedures as set forth in the Operating Standards Manual and other applicable publications of the Company, as revised from time to time, and the terms of this Agreement. Franchisee agrees to use the franchised facility only for the purpose designated in this Franchise Agreement.

Franchisee acknowledges that maintaining uniformity in every component of the operation of the System is essential to the success of the entire chain of STEAK N SHAKE Restaurants, including a designated menu; uniformity of food and beverage specifications, preparation methods, quality and appearance; and uniformity of facilities and service. Franchisee agrees to comply with the entire System, as revised from time to time by the Company.

1.04. Operating Manager's Duties. At all times during this Agreement, Franchisee's manager in charge of operations for the Restaurant will have attended and successfully completed the prescribed manager training program of Company and all subsequent manager training, refresher and retraining programs offered from time to time by Company pursuant to Section 5.03 of this Agreement. The manager will be a full-time manager on the premises or with reasonable availability to the premises at all times to carry out the manager's day-to-day responsibilities. The manager will refrain from operational or management commitments in other businesses (except other STEAK N SHAKE Restaurants operated under franchises granted by the Company) which would in any way affect the management duties required hereunder.

1.05. Company Services. The Company agrees to provide to Franchisee the following materials, benefits and services, all as hereinafter more fully set forth:

(a)	Written guidelines for site selection (if applicable) upon request;

(b)	As-Built Survey site plans, construction plans, drawings and specifications for the Restaurant and related facilities;

(c)	Layouts and specifications for fixtures, furnishings, interior design and decor, signs and equipment required as elements of the System;

(d)
Such training at such locations and for such periods as may be designated by the Company from time to time in the Operating Standards Manual or otherwise in writing, subject to Section 5.03 of this Agreement;

(e)	Such assistance as the Company may determine is required in connection with the Restaurant operation by Franchisee;

(f)
One (1) copy each of the Company's Operating Standards Manual and other applicable manuals, publications or materials issued by the Company, copies of which are, concurrently with the execution hereof, delivered and loaned to Franchisee for the term hereof. Any additions and modifications thereto as the Company may issue from time to time, in its discretion, to incorporate new developments or other changes in System standards, specifications, procedures, and techniques will be provided to the Franchisee. Franchisee must pay then-current replacement fee as established by the Company for replacing copies of the Operating Standards Manual or other materials;

(g)	A sample of the Company's standardized chart of accounts, statement of earnings, balance sheet and other report formats to be used by Franchisee for purposes of reporting to the Company;

(h)	The Company's regular and continuing consulting services and periodic inspections and evaluations of Franchisee's operations pursuant to Section 5.04; and

(i)	The STEAK N SHAKE advertising/marketing program(s) as developed and issued from time to time by the Company under Sections 6.02 and 7.01.

SECTION 2. TERM AND RENEWAL

2.01. Term. Unless sooner terminated as hereinafter provided, this Franchise Agreement shall extend for a term commencing one hundred (100) days from the date of this Agreement, ("Franchise Date") and ending on the twentieth (20th) anniversary of such date. If the premises of the Restaurant are leased by Franchisee, the term of the agreement shall be co-extensive with the shorter of (i) the initial term of the lease or (ii) the term as hereinabove set forth.

2.02. Renewal. If all of the following criteria are satisfied, Franchisee may renew this Franchise to use the System and Marks at the Restaurant for one additional term equal to the term in the Company's standard form of Unit Franchise Agreement as it exists on the renewal date:

(a)	Franchisee gives the Company written notice of its intention to renew this Franchise not less than six (6) months, nor more than twelve (12) months, prior to the end of the then-current term.

(b)
Franchisee is not, when notice is given and when the franchise is renewed, in material default of any provision of this Agreement, any amendment hereof or successor hereto, or any other Unit Franchise Agreement, and has complied with all such agreements during the term of this Agreement.

(c)	All monetary obligations owed by Franchisee to the Company are current and have been paid throughout the initial and all prior renewal terms of this Agreement in a timely manner.

(d)
Franchisee executes the Company's then-current form of standard Unit Franchise Agreement, which agreement shall supercede this Agreement in all respects, and the terms of which may differ from the terms of this Agreement, including without limitation a higher percentage royalty fee, a different term or higher national and local advertising and marketing expenditure requirements (or new methods of computing same), if any.

(e)
Franchisee, its managers and any other employee of the Franchisee attend and satisfactorily complete such retraining or refresher training program as the Company may require, in its sole discretion, at such time and place as the Company may reasonably designate.

(f)
Franchisee performs such remodeling, repairs, replacements and redecoration as the Company may require to cause the Restaurant, equipment, electronic point of sale systems, computer systems, fixtures, furnishings and furniture to conform to the plans and specifications being used for new or remodeled STEAK N SHAKE Restaurants on the renewal date.

(g)
Franchisee pays to Company a renewal fee equal to fifty percent (50%) of the Initial Franchise Fee payable by franchisees prevailing at the renewal date, payable at least thirty (30) days prior to the renewal date.

(h)	Franchisee executes an agreement with the Company agreeing to release any claims, known or unknown, Franchisee may have against the Company at the time of the renewal.

SECTION 3. RESTAURANT PROPERTY AND EQUIPMENT

3.01. Transfer of Personal and Real Property Interests. Franchisee desires to assume operation of the Restaurant and the Company agrees to transfer its interest in the Restaurants on the Franchise Date as follows:

(a).
All of the Company’s right, title and interest in and to the Restaurant shall be conveyed pursuant to that Contract for Purchase and Sale of Real Estate of even date herewith, attached hereto as Exhibit A, and incorporated herein by this reference (the "Contract"). It being acknowledged and agreed by the parties that if the Contract is terminated for any reason, this Agreement shall terminate immediately and the parties shall have no further obligations to each other hereunder; and

(b). All of the Company’s right, title and interest in and to the good will, inventory, equipment, furniture and fixture located at the Restaurants as of the date hereof shall be conveyed pursuant to that Personal Property Sales Agreement of even date herewith and attached hereto as Exhibit B. It being acknowledged and agreed that if the Personal Property Sales Agreement is terminated for any reason, this Agreement shall terminate immediately and the parties shall have no further obligation to each other hereunder.

3.02. Casualty.
In the event the Restaurant is damaged or rendered totally or partially untenantable by fire or other casualty, Franchisee shall, within thirty (30) days, initiate repairs to the Restaurant property and diligently pursue the completion of such repairs in order to restore the Restaurant property to its former condition prior to the casualty within a reasonable time, not to exceed six (6) months after the date of the fire or casualty, which time period may be extended for delays resulting from acts of God, force majeure and other causes beyond the reasonable control of Franchisee, provided Franchisee continues to diligently pursue the completion of such repairs. If, in the Company's reasonable judgment, the damage or destruction is so extensive that substantial cost and effort will be expended in restoring the Restaurant property, the Company may require Franchisee, by giving written notice thereof, to restore the Restaurant property in conformance with the then standard STEAK N SHAKE Restaurant decor specifications. Notwithstanding anything herein to the contrary, Franchisee shall not be required to repair or restore the Restaurant property if such damage occurs during the final year of the Franchise unless the Company agrees to extend the Franchise pursuant to Section 2.02. Franchisee shall be solely responsible for the cost associated with restoring the Restaurant property.

3.03. Use of Equipment and Furnishings. Franchisee shall:
(a)
install and use in and about the Restaurant only such equipment (including, but not limited to, food and beverage preparation equipment, fixtures, furnishings, point of sale equipment, computer hardware and software, interior and/or exterior signage and air handling equipment) and other personal property which strictly conforms to the appearance, uniform standards, specifications and procedures of the Company and the System. Such equipment is sometimes referred to herein collectively as "Equipment and Furnishings." Franchisee shall purchase and install all Equipment and Furnishings listed on the equipment and furnishings list, and not currently installed in the Restaurants, in the New Store Construction Manual from approved suppliers. The Company shall have the right to inspect and approve all Equipment and Furnishings and their installation to ensure Franchisee's compliance with the Company's standards and specifications; and

(b)
install no vending machine on or about the Restaurant property, in addition to any vending machine currently installed, other than pay telephones and newspaper vending machines, without the Company's prior written consent.

3.04. Maintenance and Renovation of the Restaurant Property, Equipment and Furnishings.
(a)
Franchisee agrees to maintain the condition and appearance of the Restaurant in compliance with the Company's prescribed standards of quality, service and cleanliness. If at any time, in the Company's reasonable judgment, the general state of repair, appearance or cleanliness of the Restaurant property or its Equipment and Furnishings do not meet the Company's standards, the Company will so notify the Franchisee in writing, specifying the action to be taken by the Franchisee to correct such deficiency, and the Franchisee will promptly comply with the Company's requirements.

(b)
If the Company changes the design, decor, layout or other elements of the System, the Franchisee agrees to remodel its Restaurant, at Franchisee's expense, to conform with the Company's new standards. Such changes will be made by Franchisee by the time the Company completes such changes to substantially all of the Company Restaurants.

(c)
If the Company changes or modifies its electronic point of sale system or computer system used in the Company Restaurants, the Franchisee agrees to change or modify its electronic point of sale system or computer system to conform with the Company's new standards. Such changes and modifications will be made by the Franchisee, at the Franchisee's expense, by the time the Company completes such changes and modifications to substantially all of the Company Restaurants.

(d)
If the Company changes or modifies any item or items of equipment used in the Company Restaurants, the Franchisee agrees to change or modify such item or items of equipment in the franchised Restaurant to conform with the Company's new standards. Such changes and modifications will be made by the Franchisee, at the Franchisee's expense, by the time the Company completes such changes and modifications to substantially all of the Company Restaurants.

3.05. Purchase of Non Approved Equipment and Furnishings. If Franchisee desires to purchase or install any item that has not been specifically approved by the Company, or to purchase an item of equipment manufactured to the Company’s specifications from a supplier that has not been pre-approved by the Company, Franchisee shall submit to the Company a written request for approval of such item or supplier. The Company shall have the right to require, among other things, that a sample of the item to be delivered or manufactured be made available in a manner acceptable to the Company or to an independent certified laboratory designated by the Company for testing prior to acting on the request for approval. All costs and expenses related to such testing and evaluation shall be paid to the Company by Franchisee. The Company shall not be liable for any damage to sample items which may result from the testing process. The Company reserves the right to retest any items previously approved by it and may revoke any prior approval if the item fails to continue to meet the Company's standards and specifications. If the Company revokes the approval of any item or any supplier in writing or in the New Store Construction Manual, Franchisee shall not thereafter purchase such item from the supplier or use such item in connection with the operation of the Restaurant.

3.06. Eminent Domain. If during the term of this Agreement, the Restaurant property shall be taken for any public use by an exercise of eminent domain, condemnation or by purchase under the threat of such power (hereinafter referred to the "Proceeding"), either party to this Agreement may elect to continue the Franchise under the terms of this Agreement at a new Restaurant location. However, such new Restaurant location must be approved by the Company within six (6) months of the "completion of" the Proceeding, and the location set out in a new Schedule 1, to be attached hereto and made a part hereof. Approval of the location for the new Restaurant is within the sole discretion of the Company, which shall not be unreasonably withheld.

The right to elect to continue the Franchise at a new Restaurant location may be exercised by either party only if there is a total taking of the Restaurant property or a Material Partial Taking of the Restaurant property. For purposes of this Agreement, "Material Partial Taking" is the taking of any portion of the restaurant building, the loss of twenty percent (20%) or more of the parking area or number of parking spaces on the Restaurant property or the loss of drive-thru facilities on the Restaurant property. Regardless of the provisions set forth above, if any Proceeding occurs after the tenth (10th) anniversary of this Agreement, then both parties must agree in writing to continue the Franchise and the terms of this Agreement. In the event the Proceeding results in less than a total or Material Partial Taking, Franchisee agrees to repair or restore any damage to the Restaurant property in the manner set forth for fire and casualty losses in Section 3.02 herein.

SECTION 4. SUPPLIES, FOOD PRODUCTS, RECIPE ITEMS AND UNIFORMS

4.01. Use of Food Supplies and Other Items. Franchisee agrees:
(a)
to serve, sell or offer for sale all of the (and only the) food and beverage products that: (i) are listed in the then-current standard menu or menus specified by the Company, (ii) meet the Company's uniform standards of quality and portions, and (iii) have been prepared in accordance with the recipes and food handling and preparation methods and procedures designated from time to time in the Operating Standards Manual or otherwise in writing;

(b)	to maintain in sufficient supply all of the food, beverage and other items served;

(c)	not to deviate from the Company's standards, specifications and procedures for serving or selling the same without the Company's prior written consent; and

(d)	to discontinue serving, selling or offering for sale any such items as the Company may, in its discretion, disapprove in writing at any time.

4.02. Samples. Franchisee further agrees to permit the Company or its agents, at any reasonable time, to remove from the Restaurant certain samples of any inventory items, without payment therefor, in amounts reasonably necessary for testing by the Company or an independent certified laboratory to determine whether the samples meet the Company's then-current standards and specifications.

4.03. Suppliers of Food Supplies and Other Items. Franchisee will purchase approved food products and other items only from sources approved by the Company (which may include the Company and/or its affiliates). The Company may from time to time modify the list of approved items, brands and suppliers, and Franchisee shall not, after receipt in writing of such modification, reorder any item or brand or reorder from any supplier which is no longer approved. If Franchisee proposes to use or serve any food or beverage item or other ingredient or proposes to use any item, brand or supplier which is not approved at that time, it shall first notify the Company and submit sufficient information, specifications and samples concerning such item, brand or supplier for a determination by the Company whether such item or brand complies with the Company's specifications and standards and whether such supplier meets the Company's approved supplier criteria. The Company shall, within a reasonable time, notify Franchisee whether or not such proposed item, brand or supplier is approved. The Company shall approve such proposed item, brand or supplier, if in the Company's sole judgment and discretion, it is satisfied that the proposed item, brand or supplier meets the Company's specifications, standards and requirements. The Franchisee will reimburse the Company for the costs and expenses relating to the testing, research and investigation of proposed items, brands or suppliers. Notwithstanding the above, the Company shall not be obligated to approve more than a reasonable number of suppliers or products used or served by the Restaurant.

4.04. Uniforms. Franchisee shall purchase and use uniforms and costumes for its employees which conform strictly to the specifications, design and style of the Company existing from time to time, as required in the Operating Standards Manual or other-wise in writing.

SECTION 5. OPERATING STANDARDS.

5.01. Operational Standards.

(a)
The Company will loan to Franchisee during the term of the Franchise one copy each of the Operating Standards Manual, and other applicable manuals and publications of the Company for STEAK N SHAKE Restaurants, containing mandatory and suggested specifications, standards and operating procedures prescribed from time to time by the Company for STEAK N SHAKE Restaurants and information relative to other obligations of Franchisee hereunder for the operation of a STEAK N SHAKE Restaurant. The Company shall have the right to modify the Operating Standards Manual and other manuals and publications from time to time to reflect changes in authorized products and services, standards of product quality and services for the operation of a STEAK N SHAKE Restaurant.

(b)
Franchisee shall keep current all copies of the Operating Standards Manual and other manuals. The master copies maintained by the Company at its principal office shall control in the event of a dispute relative to the contents thereof.

(c)
Franchisee shall comply with all federal, state and local laws, rules and regulations and shall timely obtain any and all permits, certificates or licenses necessary for the full and proper conduct of the business franchised under this Agreement, including, without limitation, building and other required construction and occupancy permits, licenses to do business, fictitious name registration, sales tax permits, health and sanitation permits and ratings and fire code clearances. Copies of all inspection reports, warnings, certificates and ratings issued by any governmental entity during the term of this Agreement in connection with the conduct of the franchised business which cites or indicates Franchisee's failure to meet or maintain the highest governmental standards or failure to fully comply with any applicable law, rule or regulation, shall be forwarded to the Company within five (5) days of Franchisee's receipt thereof. Franchisee shall remedy such failure within the required time period as specified in the respective citation, report or other notices, or within ten (10) days if no time period is so specified.

5.02. Operating Hours. During the term of this Agreement, Franchisee shall be open and in normal operation for twenty-four hours per day, seven days per week, or such other minimum hours and days as the Company may from time to time reasonably prescribe in writing.

5.03. Training.
(a)
All of the Franchisee's managerial employees are required to successfully complete the management training program (Phase I) prescribed by the Company at such place and time as the Company may designate, but prior to performing duties in or related to the Restaurant. Additionally, any general managers or multi-unit managers must complete Phase II training provided by the Company. At the Company's option, such training may take place at a STEAK N SHAKE Restaurant(s) operated by Franchisee and may be conducted by properly trained Franchisee personnel. Franchisee shall be solely responsible for the compensation of trainees and their travel, lodging and living expenses incurred in connection with the attendance at such programs.

(b)	In addition to the required management training, all other employees of Franchisee must undergo such on-the-job and instructional training as the Company may from time to time require.

(c)
Franchisee, and/or such executive, managerial, supervisory and other employees of Franchisee shall attend and successfully complete all subsequent training, refresher and retraining programs which the Company may conduct and require Franchisee and/or designated employees to attend, in its reasonable discretion.

(d)
Upon failure of Franchisee or any manager or employee of Franchisee to complete successfully, for any reason, any training, retraining or refresher program required by the Company, Franchisee shall require some other trainee to attend and successfully complete the program, and to operate the franchised business thereafter as its manager or otherwise perform the functions of the category of employee for which the training program was offered, if the Company, at its option, so directs.

(e)
There shall be no tuition charge for the training required by subsections (a), (b), (c) and (d) of this Section 5.03, but Franchisee shall pay all expenses of travel, room, board, training supplies and materials and salaries or wages of its employees while in training.

(f)	Franchisee shall replace any manager who the Company determines is not qualified to manage a Restaurant in accordance with the System and its standards.

(g)
The Company will provide the initial training materials and supplies, which are part of the System. Franchisee will purchase any additional or replacement training materials and supplies, as may be specified by the Company, to properly conduct such training as is established and published from time to time in the Operating Standards Manual.

5.04. Continuing Services. The Company will:
(a)
furnish to Franchisee, from time to time, such merchandising and operating aids and services, bulletins, newsletters, reports and other printed material in connection therewith, as are generally furnished to its other STEAK N SHAKE Franchisees.

(b)
from time to time, at its discretion, provide written or verbal consultation and advice or send representatives to Franchisee's premises to consult with Franchisee or its management representative relative to the operation of the Restaurant; and shall periodically inspect the premises of the Restaurant (with or without prior notice) and the Equipment and Furnishings thereon and the products served by Franchisee therein to determine the efficiency and quality of the operation and the faithfulness of compliance with the System.

(c)
on reasonable written request by Franchisee as determined by the Company, furnish services to Franchisee to aid in the solution of specific problems encountered by Franchisee which are beyond the scope of the Company's obligations in subsection (b) above. Franchisee shall reimburse the Company promptly for its actual time and actual expenses incurred in aiding Franchisee with such problems.

SECTION 6. FEES AND ADVERTISING EXPENDITURES.

6.01. Franchise and Royalty Fees.
(a)
On or before the Franchise Date, Franchisee shall pay to the Company an initial nonrecurring franchise fee payable on the execution of this Agreement in the amount of Twenty Thousand Dollars and 00/100 ($20,000.00) (the "Initial Fee"). Nothing herein is intended to represent or guarantee the amount of the Initial Fee for any Restaurant other than the one franchised by the terms of this Agreement. The Initial Fee is nonrefundable..

(b)
Franchisee shall pay to the Company as a royalty fee, a sum equal to four percent (4%) of Franchisee's "Gross Receipts" (as defined in Section 6.03 hereof) ("Royalty Fee") from the operation of the Restaurant, provided however that for the first two years following the Franchise Date, half of this royalty fee shall be deferred ("Deferred Royalty Fee"). Commencing on the second anniversary of the Franchise Date the Franchisee shall begin paying the full amount of the Royalty Fee, plus an additional one percent (1%) of Gross Receipts, until the Deferred Royalty Fee is paid in full. The Royalty Fee, and Royalty Fee with Deferred Royalty Fee reimbursement amounts, shall be paid on or before the seventh (7th) day after the end of each four week accounting period, or, at the Company's option, by the seventh (7th) day after the end of each week for the preceding week's receipts.

6.02. Advertising and Marketing Expenditures. Franchisee understands and hereby acknowledges that advertising, marketing and promotional activities are essential to the furtherance of the goodwill and public image of the Company and the success of the business franchised hereunder, and agrees as follows:

(a)
Franchisee will expend a reasonable amount annually, but in no event less than five percent (5%) of its Gross Receipts for advertising and marketing. Price discounts on products will not be included in calculating compliance with this requirement. Included in the required advertising and marketing expenditures will be a payment to the Company of one percent (1%) of Gross Receipts which will be used by the Company, at its sole discretion, for expenditures reasonably related to the creation, development, administration and supervision of marketing and advertising programs and menu development for all STEAK N SHAKE restaurants.

(b)
At the Company's option, Franchisee will pay to the Company or its designee five percent (5%) of Franchisee's Gross Receipts from the operation of the franchised business to be credited to an advertising account for Franchisee payable by the seventh (7th) day after the end of each four week accounting period, or, at the Company's option, by the seventh (7th) day after the end of each week for the preceding week's receipts. The monies in the advertising account will be used by the Company, at its sole discretion, for the implementation of local and/or regional and/or national marketing and advertising programs intended to increase general public recognition and acceptance of STEAK N SHAKE Restaurants in the Franchisee’s Market area, with one percent (1%) of the account being used by the Company for creation and development of marketing as set forth in subsection (a) above. These marketing and advertising expenditures will be credited toward the advertising and marketing expenditure requirements described in subparagraph (a) of this Section. The Company will administer the advertising account, which will not be subject to audit by the Franchisee. The Company will create a periodic statement of monies collected and costs incurred for the implementation portion of the advertising account, and will provide such periodic statement to Franchisee not less frequently than semi-annually. No monies in such advertising account are refundable upon the termination or expiration of this Agreement, as such monies are to be used by the Company to further the goodwill and public image of the Marks and the STEAK N SHAKE brand.

6.03. Definition of Gross Receipts. "Gross Receipts" for purposes herein shall mean and include the total actual gross charges for all food, beverages, services (including service charges in lieu of gratuities) and other products and services sold to customers of the Restaurant, for cash or credit, regardless of whether or not such sales are made from the premises of the Restaurant or any other location. Excluded from Gross Receipts are sales, use, service or excise taxes collected from customers and paid to the appropriate taxing authority, customer refunds, discounts and adjustments, employee discounts and proceeds from vending machine sales for newspapers and pay telephones.

6.04. Interest on Late Payments. All royalty fees, service fees, advertising contributions, amounts due for purchases from the Company or its affiliates and other amounts which Franchisee owes to the Company or its affiliates shall bear interest after the due date at the lesser of the highest legal rate permissible or 18 percent (18%) per annum. Franchisee acknowledges that this Section 6.04 shall not constitute the Company's agreement to accept such payments after same are due or a commitment by the Company to extend credit to, or otherwise finance, Franchisee's operation of the Restaurant. Further, Franchisee acknowledges that its failure to pay all amounts when due shall constitute grounds for termination of this Agreement as provided in Section 11, notwithstanding the provisions of this Section 6.04.

6.05. Credit Cards and Other Methods of Payment. Franchisee shall make arrangements with the suppliers or sponsors of such credit cards, check verification services or electronic funds transfer systems for such services as the Company may designate from time to time in order that the Restaurant may accept customers’ credit cards, checks, gift cards or other methods of payment.

6.06. Vending Machines. No vending machines, video games, jukeboxes, gum or candy machines, pinball machines, rides or other mechanical devices (other than pay telephones and newspaper vending machines), in addition to those (if any) already installed in the Restaurant, shall be installed or operated on the Restaurant property without the Company's prior written consent.

6.07. Fees Non-Refundable. All fees and other amounts payable to the Company under this Agreement are non-refundable.

6.08. Payment By Electronic Transfer. The Company reserves the right to require Franchisee to pay amounts due to the Company under this Section 6 via electronic transfer.

SECTION 7. ADVERTISING.

7.01. Origination and Approval of Advertising.
(a)
Recognizing the value of advertising and the importance of the standardization of advertising to the furtherance of the goodwill and public image of the STEAK N SHAKE System, Franchisee agrees that the Company or its designee shall have the right to conduct, determine, maintain and administer all national, regional, local and other advertising and marketing as may be instituted by the Company from time to time, and to direct all such advertising and marketing with sole discretion over the concepts, materials, form, copy, layout and content used therein.

(b)
Franchisee understands and acknowledges that advertising expenditures are intended to maximize general public recognition and acceptance of all STEAK N SHAKE Restaurants, and the Company and its designee(s) make no representation or warranty that any particular STEAK N SHAKE Restaurant, including the Restaurant operated under this Agreement, will benefit directly or pro rata from such advertising.

(c)
Franchisee shall be free to conduct, at its separate expense, supplemental advertising in addition to the advertising received for the expenditures specified in Section 6.02 herein, to promote and increase the demand for the products and services of its own STEAK N SHAKE Restaurant. All such supplemental advertising shall either have been prepared or previously approved in writing by the Company.

7.02. Advertising Agency. The Company shall have the right to delegate its responsibilities and duties hereunder to an advertising agency or any designee(s) of its choosing, provided that the right of final approval of all advertising programs shall be retained at all times by the Company.

SECTION 8. BOOKS, RECORDS AND CONTROL PROCEDURES.

8.01. Reports. On an annual basis within sixty (60) days of the end of Franchisee’s fiscal year, Franchisee shall submit to the Company a statement of earnings and a balance sheet, current as of the end of the last fiscal year, with respect to the operation of all the Restaurant operated by Franchisee, including the Restaurant franchised hereunder. In addition, Franchisee shall submit to the Company, for review or auditing, such information, forms, reports and records, with respect to operation of the Restaurant franchised hereunder, as the Company may reasonably designate, in the form and at the times and places reasonably required by the Company. The Company may, at its option, gather financial and operating information from the electronic point of sale system and computer system at the Restaurant by electronic transfer.

8.02. Marketing Information. The Company shall have the right from time to time to require Franchisee to furnish requested marketing information based on Franchisee's records, which information will be used by the Company in making surveys and analysis designed to benefit and improve the System, business and operating results of all STEAK N SHAKE Restaurants. Franchisee, upon reasonable request, shall promptly furnish such information to the Company or its designee(s).

8.03. Records of Franchisee. Franchisee agrees to maintain and preserve, during the term of this Agreement, full, complete and accurate books, records and accounts relative to the operation of the Restaurant in accordance with generally accepted accounting principles. Such records shall be retained for at least three (3) years from the dates thereof and in the form and manner prescribed by the Company from time to time.

8.04. Inspection of Franchisee's Records.
(a)
The Company shall have the right to examine and audit Franchisee's records, accounts and books, federal and state income tax returns and state sales tax returns at reasonable times and places (including, without limitation, Franchisee's principal place of business). Franchisee shall pay the Company's audit fees, charges and expenses (including, without limitation, travel expenses and reasonable accounting and legal fees) with respect to any periodic or annual audit which reveals an understatement of Gross Receipts by Franchisee to the Company, if such understatement is in excess of two percent (2%) of Gross Receipts during such periodic or annual audit period.

(b)
If required payments are delinquent or if an inspection should reveal that the Gross Receipts reported by Franchisee to the Company have been understated, Franchisee shall immediately pay to the Company the amount overdue, unreported or understated, in addition to interest thereon from the date due at the rate required under Section 6.04 hereof. The foregoing shall be in addition to any other rights the Company may have.

8.05. Company Provided Accounting Services. If Franchisee requests the Company in writing to perform the accounting services discussed in this Section 8 and more particularly described in 8.05(b) herein, the Company will provide the same procedure for a fee ("Accounting Services Fee"); according to the following:
(a)
All receipts from the operation of the Restaurants, net of refunds, all of which shall be documented as agreed between the parties hereto (the "Deposits"), shall be deposited with a banking institution acceptable to the Company, in the Company’s sole discretion, in accounts upon which the Company may draw (the "Accounts).

(b)	The Company shall provide the following accounting services:

i.
Preparation of financial statements for each 4-week accounting cycle and fiscal year periods, including a statement of earnings for the Restaurants, general and administrative expenses and distribution center. In addition, the Company shall provide a statement of financial position, statement of cash flows, and a consolidated or combined statement of earnings. Financial statements shall be prepared on an accrual basis of accounting in accordance with generally accepted accounting principles from the date provided by Franchisee;

ii.
Processing and payment of approved invoices for operating costs, merchandize and services and copies of check registers shall be provided to Franchisee while supporting documents shall be kept on file in the Company’s accounting office and available for inspection;

iii.	Processing and payment of Franchisee’s bi-weekly payroll. Payroll services shall include all normal payroll deductions, garnishments, vacation, and end-of-year W-2 processing.

iv.	Preparation and filing of payroll related tax returns (federal, state, local, SUTA and FUTA), sales and use tax returns and personal property tax returns.

v.	Provide copies of reconciliations on the Accounts for each accounting period.

vi.
The accounting and administrative services provided by the Company shall not include the administration of any group employee benefit plans or formulation of budgeted financial data. The Company shall not be responsible for computation or payment of federal, state or local income tax liabilities nor filing of related returns for Franchisee. (Collectively, #i-vi, the "Services")

(c)
As payment for the Services provided by the Company as set forth above, Franchisee shall pay an Accounting Services Fee of Twelve Thousand Dollars ($12,000) for each of the Restaurants per annum, payable in thirteen (13) equal installments, which sum shall be deducted by the Company from the Accounts within twenty (20) days from the end of the first four-week accounting period following the Franchise Date and within twenty (20) days from the end of each four-week accounting period thereafter. The Accounting Service Fee hereunder may be adjusted, as appropriate, to equitably reflect any increase or decrease in the actual costs incurred by the Company in performing the Services. Franchisee shall not be charged a greater amount for such services than any other Franchisee.

(d)	Franchisee shall establish the Accounts for the Deposits.

(e)
All expenses related to the operation of the Restaurants, including by way of illustration and not limitation, rent payments, insurance premiums, real estate taxes, ADP fees, and other impositions required under the Leases will be paid by the Company from the Accounts.

(f) Either party may cancel the provision of the Services provided by this Section 8.05 upon thirty (30) days notice to the other party. Upon such discontinuation of the Services, the Franchisee shall pay a prorated Accounting Services Fee for services provided and not billed, provided however that all other reports to be provided to Franchisee pursuant to this Section 8.05 will be provided within twenty (20) days from the end of the then-current accounting period.

SECTION 9. INSURANCE AND INDEMNITY.

9.01. Indemnity. Franchisee agrees to indemnify and save the Company, its parent company, subsidiaries, affiliates, stockholders, directors, officers, employees, agents and assignees, harmless from liability for any and all debts, obligations, damages, claims, demands, actions, suits, proceedings or judgments of any kind or nature, arising directly or indirectly from, as a result of, or otherwise in connection with, or alleged to be in connection with, Franchisee's operation of the Restaurant. Franchisee will pay any costs arising therefrom, including without limitation, reasonable accountant's and attorney's fees, expert witness fees, court costs and other expenses of defending against them. At the election of Company, Franchisee shall defend the Company at Franchisee's sole cost and expense in any such suits, actions or proceedings in which Company is joined as a party thereto, including any such suit, action or proceeding alleging liability by the Company. The Company shall also have the right to defend any such claim itself and to be reimbursed by the Franchisee for the cost of such defense.

9.02. Franchisee's Insurance.
(a)	Franchisee shall maintain in full force and effect at all times during the term of this Agreement at its sole expense:

(i)
Commercial General Liability insurance, with an endorsement deleting the contractual liability exclusion with respect to personal injury insurance, and motor vehicle liability insurance, if a motor vehicle, as opposed to mobile equipment, is employed in the operation of the Restaurant.

(ii)
Such insurance coverage shall be maintained under one or more policies of insurance containing minimum liability protection of One Million Dollars ($l,000,000) per person for bodily and personal injury or death, Five Million Dollars ($5,000,000) per occurrence for bodily and personal injury or death and One Million Dollars ($1,000,000) per occurrence for property damage, or such greater amounts or such additional coverages as may be required by the Company or any lease for the Restaurant property. Such insurance coverage shall name the Company as an additional insured.

(iii)
Further, Franchisee shall carry "Special Form" property insurance to keep the premises of the Restaurant and its contents insured against loss or damage by fire and such other risks covered in the Standard Extended Coverage Endorsement, in an amount not less than 100% of the full replacement cost of such assets.

(b)
Franchisee acknowledges that the minimum coverages and policy limits required by this Section may be reasonably increased from time to time by the Company for its own and Franchisee's protection, and agrees to comply with such new requirements promptly upon receipt of written notice from the Company. The insurance policy or policies required by this Section shall be written by an insurance company or companies possessing an A.M. Best rating of A-, XI or such other rating as the Company may approve in writing.

(c)	Worker's Compensation, Unemployment Compensation, Social Security and other insurance coverages shall be maintained in such statutory amounts as may now or hereafter be required by any applicable law.

(d)
Franchisee's obligation to obtain and maintain the foregoing policies in the amounts specified shall not be limited by reason of any insurance which may be maintained by the Company, nor shall Franchisee's performance of such obligation relieve it of liability under the indemnity provisions set forth in Section 9.01.

9.03. Evidence of Insurance. Franchisee shall deliver or cause to be delivered an ACORD 25 form to evidence the insurance required by Section 9.02 (a)(i) and an ACORD 27 form to evidence the insurance required by Section 9.02 (a)(iii) to the Company prior to commencement of the term of this Agreement upon renewal of such policies. Franchisee shall also deliver to the Company evidence of payment of all insurance premiums at any time upon written request of the Company.

9.04. Notice. All insurance policies shall provide for (a) written notice to the Company of any cancellation, termination, nonrenewal or material alteration thereunder thirty (30) days prior to such termination, nonrenewal or alteration of coverage and (b) the Company's right to cure any default in the payment of premiums within ten (10) days after written notice of such default. The Company shall not have any duty to cure such default; provided, however, that if the Company does cure such default, the Company shall have the right to charge Franchisee all costs and expenses of curing such default, which charges shall be payable by Franchisee immediately upon notice, subject to the provisions of Section 6.04 herein.
9.05. [INTENTIONALLY DELETED].

SECTION 10. LIMITATION AND USE OF PROPRIETARY MARKS AND TRADE SECRETS.

10.01. Proprietary Marks and Trade Secrets. Franchisee acknowledges that the Company owns or controls the rights in the Marks, trade secrets, trade dress, Operating Standards Manual, instruction manuals and goodwill associated therewith, all of which are licensed or sublicensed on a non-exclusive basis to Franchisee pursuant to this Agreement. Franchisee's right to use the Marks, trade secrets, trade dress, Operating Standards Manual and instruction manuals is derived solely from this Agreement and is limited to the conduct of its Restaurant business pursuant to and in compliance with this Agreement and all applicable standards, specifications and operating procedures prescribed by the Company from time to time during the term of the Franchise. Any unauthorized use of the Marks or any colorable imitations thereof or confusingly similar marks or names, or trade secrets or trade dress by Franchisee shall constitute an infringement of the rights of the Company in the Marks, trade secrets and trade dress. Franchisee agrees that all usage by Franchisee of the Marks, trade dress and System, and any goodwill established thereby, shall inure to the exclusive benefit of the Company. Franchisee acknowledges that this Agreement does not confer any goodwill or other interests in the Marks and System upon Franchisee other than stated in this Section 10.

10.02. Limitation on Franchisee's Use of Marks. Franchisee agrees to use the Marks as the sole identification of the Restaurant, provided that Franchisee may identify itself as the independent owner thereof in the manner reasonably prescribed by the Company. Franchisee shall not use any Mark or colorable imitations thereof or confusingly similar name as part of any corporate or trade name or in the name of any bank account. Franchisee may not use any Mark in connection with the sale of any unauthorized product or service or in any other manner not expressly authorized in writing by the Company. Franchisee agrees to display the Marks prominently and in the manner prescribed by the Company on, or in connection with, exterior and interior signs, menus, in-store posters and displays and other forms and packaging materials designated by the Company. Further, Franchisee agrees to obtain such fictitious or assumed name registrations as may be required under applicable law. Franchisee shall not, in any manner, authorize or purport to authorize another to use the Marks. Franchisee shall not establish any internet, world wide web ("WWW"), or uniform resource locator ("URL") addresses, sites, or pages for the STEAK N SHAKE Restaurant or that use the Marks without the prior written consent of the Company, which consent may be withheld in the Company’s sole judgment.

10.03. Notification of Infringements and Claims. Franchisee shall notify the Company immediately of any apparent infringement of or challenge to Franchisee's use of any Mark, or claim by any person of any right in any Mark or the copyrighted Operating Standards Manual, and Franchisee shall not communicate with any person other than the Company and its counsel in connection with any such infringement, challenge or claim. The Company shall have sole discretion to take such action as it deems appropriate and the right to exclusively control any litigation, U.S. Patent and Trademark Office or Copyright Office proceeding or other administrative proceeding arising out of any such infringement, challenge or claim or otherwise relating to any Mark or the copyrighted Operating Standards Manual. Franchisee agrees to execute and deliver any and all instruments and documents which, in the opinion of the Company's counsel, are necessary or advisable to protect and maintain the interests of the Company in any such litigation or administrative proceeding or to otherwise protect and maintain the interests of the Company in the Marks or the copyrighted Operating Standards Manual.

10.04. Indemnification of Franchisee/Discontinuance of Use of Marks. The Company agrees to indemnify Franchisee against, and to reimburse Franchisee for, any damages for which Franchisee is held liable in any proceeding arising out of its use of any Mark or the copyrighted Operating Standards Manual pursuant to and in compliance with this Agreement. All costs reasonably incurred by Franchisee in the defense of any such claim brought against it in any such proceeding in which Franchisee is named as a party, including court costs, attorney's fees and other reasonable litigation expenses shall be reimbursed by the Company, provided that Franchisee has timely notified the Company of such claim or proceeding and has otherwise complied with this Agreement. If it becomes advisable at any time, in the Company's sole discretion, for the Company and/or Franchisee to modify or discontinue use of any Mark or the copyrighted Operating Standards Manual, and/or use one or more additional, substitute trademarks or service marks or materials, Franchisee agrees to comply therewith within a reasonable time after notice thereof by the Company, at the Franchisee's expense.

10.05. Non-Disclosure of Trade Secrets and Confidential Information.
(a)
The Company possesses certain proprietary know-how, consisting of the unique restaurant concept of a STEAK N SHAKE Restaurant and the methods, techniques, formats, drawings, specifications, procedures, information, systems and knowledge and experience in the design and operation thereof and the purchase, preparation and sale of authorized and approved products and services (the "Know-How"). The Company will disclose the Know-How to Franchisee by furnishing layouts, specifications and guidance in the development and operation of the Restaurant, the training program, the Operating Standards Manual and other instructional manuals, sale promotion aids, accounting procedures, marketing reports, informational and product bulletins, vendors price sheets and inventory systems and in guidance furnished to Franchisee during the term of the Franchise.

(b)
Franchisee agrees that it will not acquire any legal or equitable interest in the Know-How, other than the right to utilize it in the development and operation of the Restaurant during the term of the Franchise, and that the use or duplication of the Know-How in any other restaurant business would constitute an unfair method of competition. Franchisee acknowledges and agrees that the Know-How is proprietary to the Company and, except to the extent known in the relevant market or trade, is a trade secret of the Company and is disclosed to Franchisee solely for use by Franchisee in the development and operation of the Restaurant during the term of the Franchise and on the condition that Franchisee does hereby agree, that it:

(i)	will not use the Know-How in any other business or capacity;

(ii)	will maintain the confidentiality of the Know-How at all times during and after the term of the Franchise;

(iii)	will not make unauthorized copies of any portion of the Know-How disclosed; and

(iv)
will adopt and implement all reasonable procedures prescribed from time to time by the Company to prevent unauthorized use or disclosure of the Know-How, including without limitation restrictions on disclosure thereof to employees of the Restaurant and the use of nondisclosure clauses in employment agreements with such employees.

(c)
Franchisee agrees that the Company would be unable to protect its trade secrets and Know-How against unauthorized use or disclosure if Franchisee were permitted to hold interests in businesses similar to STEAK N SHAKE Restaurants. Therefore, during the term of the Franchise, Franchisee may not have any interest as an owner, investor, partner, director, officer, employee, consultant, representative or agent, or in any other capacity, in any other restaurant business offering fast service or full service meals which feature ground beef sandwiches as a principal product; provided, however, that this restriction shall not apply to (i) other STEAK N SHAKE Restaurants operated under Franchise Agreements previously or hereafter entered into with the Company or (ii) ownership of securities, that are publicly traded, representing five percent (5%) or less of the equity or voting power of any corporation.

(d)
The Company has not authorized or empowered Franchisee to use the Marks except as provided by this Agreement, and Franchisee shall not employ any of the Marks in signing any contract, lease, mortgage, check, purchase agreement, negotiable instrument or other legal obligation without the prior written consent of the Company.

(e)
Neither the Company nor Franchisee shall make any express or implied agreements, warranties or representations or incur any debt, in the name of or on behalf of the other or represent that their relationship is other than franchisor and franchisee and neither the Company nor Franchisee shall be obligated by or have any liability under any agreements or representations made by the other that are not expressly authorized hereunder.

(f)
The Company shall have no liability for any sales, use, excise, gross receipts, income, property or other taxes, whether levied upon Franchisee, the Restaurant or its assets, in connection with the sales made, services performed or business conducted by Franchisee.

10.06. Survival. The covenants set forth in this Section 10 shall survive the termination or expiration of this Agreement.

SECTION 11. TERMINATION.

11.01. Termination of the Franchise Agreement. The Company may terminate this Agreement only for good cause.
(a)	Franchisee agrees that the Company shall have good cause to immediately terminate this Franchise Agreement, without notice to Franchisee, if Franchisee

(i)
files a voluntary petition in bankruptcy or any pleading seeking any reorganization, liquidation, dissolution or composition or other settlement with creditors under any law; admits or fails to contest the material allegations of any such pleading filed against it; is adjudicated a bankrupt or insolvent; a receiver is appointed for a substantial part of the assets of Franchisee or the Restaurant; a final judgment remains unsatisfied or of record for thirty (30) days or longer (unless a supersedeas bond or other appeal bond is filed); execution is levied against the Franchise or any substantial part of the assets of the Restaurant; tax levy is made; suit to foreclose any lien or mortgage on the premises or assets of the Restaurant is instituted against Franchisee and Franchisee fails to diligently contest such action; a substantial part of the real or personal property of the Restaurant is sold after levy of judgment thereupon by any sheriff, marshal or constable; or the claims of creditors of Franchisee or the Restaurant are abated or subject to a moratorium under any law;

(ii)
is convicted of or pleads no contest to a felony, a crime involving moral turpitude or any other crime or offense that is likely to adversely affect the reputation of the Restaurant and the goodwill associated with the Marks;

(iii)	makes any unauthorized use or disclosure to any third party of the Company's System or utilizes, duplicates or discloses any portion of the Operating Standards Manual in violation of this Agreement;

(iv)	denies the Company the right to inspect the Restaurant or to examine its books and records and other business documents in accordance with the Agreement;

(v)
submits, or the Company learns that Franchisee has previously submitted to the Company, a franchise application, a management commitment form and/or capitalization plan which contains any false or misleading statements or omits any material fact necessary in order to make the statements made not misleading;

(vi)
submits to the Company at any time during the term of this Agreement, reports, financial statements, tax returns or schedules or other information or supporting records which intentionally understate gross receipts for any period covered by such report by more than two percent (2%);

(vii)
fails to timely pay the Company all amounts due pursuant to this Agreement, including but not limited to payment of the Royalty Fee and Advertising Fee when due; provided, however, that the Company will not terminate this Agreement for non-payment without giving Franchisee the opportunity to make such payment within 10 days after receipt of written notice demanding such payment; provided further, however, that Franchisee will be entitled to only 2 such notices in any 12 month period under this Agreement. Upon a third violation of this subsection in any 12 month period, this Agreement may be immediately terminated by the Company.

(viii)
fails on two or more separate occasions within any 12 consecutive month period to submit when due financial statements, reports or other data, information or supporting records required by this Agreement, unless such failures are corrected within 10 days after notice is delivered to Franchisee; provided, however, that Franchisee will be entitled to only 2 such notices in any 12 month period under this Agreement.

(ix)
if Franchisee is a corporation, limited liability company, partnership, limited partnership or other entity, the transfer of any share or ownership interest in Franchisee without Franchisor’s prior written consent, which may be withheld in Franchisor’s sole discretion.

(b)
Franchisee agrees that the Company shall have good cause to terminate this Franchise Agreement if Franchisee commits any of the following material defaults, unless Franchisee promptly takes action to cure such default, and, within thirty (30) days after receipt of a notice from the Company, succeeds in curing such default:

(i)
abandons or surrenders or transfers control of the operation of the Restaurant (including entering into a management arrangement with any person not a party to this Agreement), fails to maintain its right of possession of the premises of the Restaurant, fails to actively operate the Restaurant during required business hours, or, if applicable, commits a material default under any lease or sublease for the Restaurant;

(ii)
makes an unauthorized assignment of the Franchise or an ownership interest in Franchisee or the Restaurant, or fails to assign the Franchise or an interest in Franchisee owned by a deceased or disabled person as herein required;

(iii)	misuses or makes any unauthorized use of the Marks or commits any act which can reasonably be expected to materially impair the goodwill associated with the Marks;

(iv)	operates the Restaurant in a manner that presents a health or safety hazard to its customers, employees or the public or which is deleterious to or reflects unfavorably on STEAK N SHAKE Restaurants;

(v)	fails to maintain a responsible credit rating by failing to make prompt payment of undisputed bills, invoices and statements from suppliers of goods and services to the Restaurant;

(vi)
fails to maintain and operate the Restaurant in accordance with the standards and specifications established by the Company from time to time; knowingly sells any product on the premises which does not conform to the Company's specifications; fails to sell products designated by the Company; or sells products not approved by the Company;

(vii)	fails to repair, restore or relocate the Restaurant building and premises after damage, destruction or public taking as provided in Sections 3.02 and 3.06 hereof;

(viii)	fails to complete all phases of any required training program to the Company's satisfaction;

(ix)	defaults in the performance of any other term, condition or covenant contained herein which is not corrected within the time and under the conditions provided with respect thereto.

(c)
If Franchisee is in substantial compliance with this Agreement and the Company materially breaches this Agreement and fails to cure such breach within thirty (30) days after delivery to the Company of written notice thereof, Franchisee may, at its option, terminate this Franchise Agreement.

11.02. Effect of Any Termination, Cancellation or Expiration of this Agreement.
(a)
Franchisee, upon any termination, cancellation or expiration of this Agreement, shall promptly pay to the Company, its affiliates and subsidiaries, any and all sums owed to them. In the event of termination for any default by Franchisee, such sums shall include all damages, costs and expenses, including reasonable attorneys' fees, incurred by the Company as a result of the default, which obligation shall give rise to and remain, until paid in full, a lien in favor of the Company against any and all of the assets of the Restaurant owned by Franchisee at the time of default.

(b)
Upon termination, cancellation or expiration hereof for any reason, all Franchisee's rights hereunder shall terminate. Franchisee shall not thereafter use or adopt any secret recipes, formulas, trade secrets, Know-How or other proprietary information disclosed to it hereunder or any china or glassware, emblems, signs, displays or other property on which the Company's name or Marks are imprinted, or any simulation thereof. Franchisee shall not otherwise use or duplicate the System or any portion thereof or assist others to do so. Franchisee shall remove from the premises all signs, emblems and displays identifying it as associated with the Company or its System and shall surrender or destroy all written materials bearing the Marks. It shall cease to use and shall return to the Company all copies of the Operating Standards Manual and all other manuals, instructions or materials delivered to it hereunder and shall relinquish its STEAK N SHAKE Restaurant telephone number and assign such telephone number to the Company or the Company’s designee. At the Company’s discretion, Franchisee shall also provide written notice to telephone directory and yellow page providers to remove Franchisee’s STEAK N SHAKE Restaurant listing.

(c)
Upon termination, cancellation or expiration of this Agreement, unless otherwise directed in writing by the Company, Franchisee shall at Franchisee's sole expense change the exterior and interior design, color scheme, decor and trade dress of the Restaurant premises from that unique to STEAK N SHAKE Restaurants, and shall make or cause to be made such changes in signs, building and structure as the Company shall reasonably direct, so as to effectively distinguish the same from its former appearance and from other STEAK N SHAKE Restaurant units. If Franchisee fails or refuses to comply herewith, then the Company shall have a license to enter upon the Restaurant property for the purpose of making or causing to be made such changes at the expense of Franchisee, payable on demand to the Company. Franchisee shall complete all such modifications within sixty (60) days after the STEAK N SHAKE Restaurant ceases to operate. No business shall be conducted in the former STEAK N SHAKE Restaurant building until such modifications have been completed.

(d)
Upon termination, cancellation or expiration of this Agreement, Franchisee shall cease to hold itself out as a franchisee or affiliate of the Company or do anything which would indicate any relationship between it and the Company, and Franchisee shall take all appropriate steps to immediately cancel all fictitious or assumed name filings or equivalent registrations with state and local governmental agencies.

(e)
In the event this Agreement is terminated by Franchisee pursuant to Section 11.01(c) hereof, the Company shall reimburse Franchisee for the reasonable expenses incurred by Franchisee in connection with the removal from the premises of all signs, emblems and displays identifying it as associated with the Company or the System, and any other reasonable expenses incurred to comply with any and all other requirements of Franchisee under Sections 11.02(b) and 11.02(c).

(f)	The covenants set forth in subsections (a), (b), (c), (d) and (e) of this Section 11.02 shall survive the termination, cancellation or expiration of this Agreement.

(g)
All rights, claims and indebtedness which may accrue to the Company or Franchisee prior to termination, cancellation or expiration of this Agreement shall survive termination, cancellation or expiration and be enforceable by the Company.

11.03. [INTENTIONALLY DELETED].

SECTION 12. COVENANT NOT TO COMPETE.

If, prior to its expiration, the Franchise is terminated by the Company in accordance with the provisions of this Agreement or by Franchisee without cause, Franchisee agrees that for a period of one (1) year, commencing on the effective date of termination, or the date on which Franchisee ceases to conduct business pursuant to this Agreement, whichever is later, Franchisee will not have any interest as an owner, investor, partner, director, officer, employee, consultant, representative or agent, or in any other capacity, in any restaurant located within the Exclusive Territory described in Schedule 1 which offers fast service or full service meals which feature ground beef sandwiches as a principal product; provided, however, that this restriction shall not apply to other STEAK N SHAKE Restaurants operated under franchise agreements heretofore or hereafter entered into with the Company, or to ownership of securities that are publicly traded representing five percent (5%) or less of the equity or voting power thereof. Nothing in the foregoing shall be construed as terminating Wayne Kelley’s employment by the Company, or in the event that Wayne Kelley retires from the Company during the term of this Agreement, prohibiting Wayne Kelley’s future employment with the Company, in the event this Agreement is terminated.

SECTION 13. ASSIGNMENTS.

13.01. Assignment by the Company. The Company may make a good faith assignment of its interests under this Agreement upon written notice to Franchisee, and, upon the acceptance by the assignee of all the obligations of the Company hereunder, the Company will have no further obligations thereafter.

13.02.	Assignment by Franchisee.
(a)
Franchisee understands and acknowledges that the rights and duties created by this Agreement are personal to Franchisee and that the Company has granted the Franchise in reliance upon the individual or collective character, skill, aptitude, attitude, business ability and financial capacity of Franchisee. Therefore, except as provided with respect to assignment to a corporation or partnership, neither the Franchise, the Restaurant (or any interest therein), nor any part or all of the ownership of the Franchise may be voluntarily, involuntarily, directly or indirectly assigned, sold, subdivided, subfranchised, issued or otherwise transferred by Franchisee (including without limitation by consolidation or merger) without the prior written approval of the Company, which approval shall not be unreasonably withheld. Such assignment or transfer without approval shall constitute a breach hereof and will convey no rights or interests in the Franchise or the Restaurant to such assignee(s). Transferees shall be subject to the Company’s then current franchisee selection and qualification criteria. Grounds for withholding consent to an assignment or transfer include, but are not limited to: (i) the transfer is proposed to be made to any competitor of the Company or a transferee involved with a competitor of the Company; (ii) the transfer is proposed to be made to a transferee who fails to demonstrate to the Company’s satisfaction that it or its owners and management meet the Company’s educational, managerial and business standards, possess good moral character, business reputations, and credit ratings, and have the aptitude and ability to conduct the business contemplated by this Agreement; or (iii) in the Company’s sole judgment, the price, payment terms, or other material terms of the transaction or any financing incurred in connection with the transaction are so burdensome, individually or in the aggregate, as to threaten the continued operation of the Steak n Shake Restaurant after the transfer.

(b)	In the event Franchisee, including any successors, is a partnership, limited liability company, corporation, or other entity that is not a natural person:

(i)
The organizational documents shall recite that the issuance and transfer of any interest in the Franchise is restricted by the terms of this Franchise Agreement, and copies thereof shall be furnished to the Company upon request (together with copies of the Resolutions of the Board of Directors authorizing its entry into this Agreement).

(ii)
A transfer of any fractional ownership interest in Franchisee from one partner, member or shareholder to another or by a partnership, limited liability company or corporation must be approved in advance, in writing, by the Company. One condition of any such transfer shall be the requirement that all general partners and all direct and indirect holders of an interest in Franchisee in excess of ten percent (10%) shall execute a written agreement with the Company, personally guaranteeing the full payment and performance of Franchisee's obligations to the Company and individually undertaking to be bound, jointly and severally, by all terms of this Agreement, including, without limitation, the restrictions on assignment in this Section 13.

(iii)
Franchisee shall not use the name "STEAK N SHAKE", any other Mark or any name deceptively similar thereto, in any offering of its securities, except to reflect its franchise relationship with the Company. Any prospectus, private placement or Registration Statement proposed to be used in such an offering shall be submitted to the Company within a reasonable time prior to the filing and effective date thereof for the limited purpose of permitting the Company to verify Franchisee's compliance with this requirement.

(iv)
Franchisee shall furnish the Company, at the time of execution of this Agreement and upon all transfers subject to the provisions of this Section 13 thereafter, a list of all stockholders and/or persons having an interest in Franchisee which reflects the percentage interest of each stockholder or person, and the ownership interest directly and indirectly held or controlled by each stockholder or person.

(c)
Death and Disability. In the event of the death or disability of an individual Franchisee or a majority owner of any Franchisee that is a corporation or LLC (collectively for the purposes of this section the "Franchisee"), this Agreement shall terminate and be of no force and effect unless the administrator of the Franchisee’s estate or a legal representative of the Franchisee ("Administrator") shall notify the Company in writing of such death or disability within sixty (60) days of the Franchisee’s death or disability (the "Death/Disability Notice").

1.  Upon the death or disability of Franchisee, Company shall have an option to purchase Franchisee’s Restaurants operated pursuant to this Agreement. To exercise this option, Company shall provide written notice to Administrator indicating its intention to purchase Franchisee’s Restaurants within one hundred twenty days (120) of receipt of the Death/Disability Notice ("Option Notice"). The Option Notice shall include Company’s proposed purchase price for all of Franchisee’s Restaurants operated pursuant to this Agreement, including the land and buildings, furnishings and equipment located therein ("Assets") and the exact date upon which Company intends to take title to Franchisee’s Restaurants.

2.  Franchisee’s Administrator shall have thirty (30) days from the date it receives the Option Notice to either accept or reject Company’s offer to purchase in writing. The Administrator’s failure to respond within the time set forth herein shall be deemed an acceptance of all terms contained in the Offering Notice.

3.  If the Administrator rejects the terms and conditions contained in the Option Notice ("Franchisee’s Rejection") the parties shall thereafter confer in good faith for thirty (30) days following Company’s receipt of Franchisee’s Rejection in an attempt to agree on terms and conditions under which Company would purchase the Assets. In the event the parties are not able to agree on a purchase price and terms for the Assets within the time set forth above the fair market value of the Assets shall be determined by three appraisers, with each party selecting one appraiser and the two appraisers, so chosen, selecting the third appraiser. In the event of such an appraisal, each party shall bear its own legal and other costs and shall split equally the appraisal fees. The purchase price of the Assets shall be the average of the three appraisals.

4.  If Company desires to exercise the option to purchase herein granted based upon the purchase price established by the appraisals, Company shall give written notice of such fact to the Administrator not more than thirty (30) days after the final determination of the purchase price by the appraisers and shall designate the closing date ("Closing Date") for transfer of the Assets, which date shall not be more than sixty (60) days after the date of such notice. If the parties agree upon the purchase price, the closing shall take place no later than sixty (60) days following such agreement.

5.  If Company shall have exercised the option to purchase pursuant to the terms of this Section 13.02, Company on the Closing Date shall pay the purchase price to Franchisee’s Administrator. At closing, the Administrator will deliver instruments transferring to Company: (1) good and merchantable title to the Assets, free and clear of all liens and encumbrances; and (2) all licenses or permits which may have been assigned or transferred. Company shall pay any required transfer taxes and closing costs.

6. In the event that the Company does not exercise its option to purchase granted hereunder, any transfer of the Franchisee’s interest must comply with all other conditions set forth in this Section 13.

7. In the event of the death of an interest holder of Franchisee, any transfer of such interest to decedent's surviving spouse, heirs or estate must comply with all other conditions set forth in this Section 13.

(d)
Franchisee agrees that the restrictions on transfer imposed herein are reasonable and necessary to protect the Company's Marks, trade secrets, trade dress, Know-How, System and operating procedures and quality, as well as the Company's high reputation and image and are for the protection of the Company, Franchisee and other STEAK N SHAKE Franchisees. Any assignment or transfer permitted by this Section shall not take effect until the Company issues its written consent thereto, following its receipt and review of a completely executed copy of all transfer documents.

(e)
In addition to the restrictions on assignment of the Franchisee or all or a portion of the interest in Franchisee set forth above, the Company shall have the right to condition its consent on the satisfaction of the following requirements:

(i)	All obligations of Franchisee and its owners incurred in connection with this Agreement have been assumed by the assignee(s);

(ii)	Franchisee shall have paid all amounts owed to the Company or its affiliates which are then due and unpaid;

(iii)	The assignee(s) shall have completed the training program required of new STEAK N SHAKE franchisees pursuant to Section 5.03;

(iv)
The assignee(s) and its owner(s) shall have executed and agreed to be bound by the then existing form of Franchise Agreement and such ancillary agreements as are then customarily used by the Company in the grant of franchises for STEAK N SHAKE Restaurants;

(v)
Franchisee or the assignee(s) shall have paid a transfer fee to the Company equal to Five Thousand Dollars ($5,000.00) to defray expenses incurred by the Company in connection with the assignment, including without limitation legal and accounting fees, credit and other investigation charges and evaluation of assignee(s) and the terms of the assignment;

(vi)
The Company shall have approved the material terms and conditions of such assignment, including without limitation, approval that the price and terms of payment are not so burdensome so as to adversely affect the future operations of the Restaurant by such assignee(s) in compliance with the Company's then standard Franchise Agreement and ancillary agreements;

(vii)
Franchisee and all of its shareholders, partners, members and the owners shall have executed a noncompetition covenant in favor of the Company and the assignee(s), agreeing that for a period of not less than one (1) year, commencing on the effective date of the assignment, Franchisee and its owners will not have any interest as an owner, investor, partner, director, officer, employee, consultant, representative or agent, or in any other capacity, in any restaurant featuring fast service or full service meals featuring ground beef sandwiches as a primary product and located within the Exclusive Territory defined in Schedule 1 to this Agreement (except ownership of publicly traded securities representing five percent (5%) or less of the equity or voting power thereof and interests in other STEAK N SHAKE Restaurants pursuant to other franchise agreements heretofore or hereafter entered into with the Company);

(viii)
Franchisee and its owner(s) shall have entered into an agreement with the Company agreeing to subordinate any rights they may have to receive installment payments of the purchase price from the assignee(s), to the Company's and its affiliates' rights to receive monies from the assignee(s), including without limitation, payment of royalty fees, and service fees and advertising contributions; and

(ix)	Franchisee shall have entered into an agreement with the Company agreeing to release any claims, known or unknown, Franchisee may have against the Company at the time of the transfer.

(f)
If an individual Franchisee desires to assign all of its rights to a corporation or other entity formed for convenience of ownership, then the Company's consent to such assignment shall be conditioned on the following requirements, at the Company’s sole discretion, in addition to those in subsections (b), (c) and (d) of this Section:

(i)
The Franchise and the assets and liabilities of the Restaurant may be assigned to a newly organized corporation or other entity that conducts no business other than the Restaurant (and other STEAK N SHAKE Restaurants under Franchise Agreements with the Company), which is actively managed by Franchisee and in which Franchisee owns and controls at least fifty-one percent (51%) of the equity and voting power of all issued and outstanding capital stock or ownership interest therein; and

(ii)	All shareholders or owners of the assignee shall comply with the requirement set forth in subsection (b)(ii) of this Section, if applicable; and

(iii)	The Assignee shall execute the Company’s then current Unit Franchise Agreement.

The Company's consent to a transfer of any interest subject to the restrictions of this Section shall not constitute a waiver of any claims it may have against the assignor, nor shall it be deemed a waiver of the Company's right to demand exact compliance with any of the terms of this Agreement by the assignee.

13.03 The Company’s Right of First Refusal. If Franchisee or its owner(s) shall at any time determine to sell the Franchise to any third party, Franchisee or its owner(s) shall obtain a bona fide, executed written offer from a responsible and fully disclosed purchaser and shall submit an exact copy of such offer to the Company. The Company shall have the option, exercisable by written notice delivered to Franchisee or its owner(s) thirty (30) days from the date of delivery of such offer to the Company, to purchase such interest in the Restaurant or such ownership interest in Franchisee for the price and on the terms and conditions contained in such offer, provided that the Company may substitute cash for any other form of payment proposed in such offer and shall have not less than thirty (30) days from the date of the exercise its option to prepare for closing. Any change in the terms of an offer prior to closing shall constitute a new offer that is subject to the same right of first refusal by the Company as in the case of an initial offer. The failure of the Company to exercise the option afforded by this Section 13.03 shall not constitute a waiver of any other provision of this Agreement, including any of the requirements of this Section with respect to the proposed transfer, or of its right of first refusal with respect to any subsequent offer.

SECTION 14. GENERAL PROVISIONS.

14.01 Improvements to System. Any and all improvements in the System developed by Franchisee, the Company or other Franchisees, shall be and become the sole and absolute property of the Company, and the Company may incorporate the same in the System and shall have the sole and exclusive right to copyright, patent, register and protect such improvements in the Company's own name to the exclusion of Franchisee, whose right to use such improvements are limited to its right as a Franchisee hereunder.

14.02  Severability. Except as expressly provided, each section, part, term or provision of this Agreement shall be considered severable. If, for any reason, any section, part, term or provision herein is determined to be invalid or unenforceable, such determination shall not impair the operation or affect such other portions, sections, parts, terms or provisions of this Agreement as may remain otherwise intelligible, and the latter will continue to be given full force and effect and bind the parties hereto.

14.03 Franchisee Independent Contractor /Disclosure Thereof.
(a)
It is understood and agreed by the parties hereto that Franchisee shall be an independent contractor and that nothing herein contained shall constitute Franchisee as the agent, legal representative, partner, joint venturer or employee of the Company. Franchisee shall not have any right or power to and shall not bind or obligate the Company in any way or manner whatsoever, nor represent that it has the right to do so.

(b)
Franchisee shall have sole responsibility for, and shall promptly pay when due, all taxes levied or assessed by reason of its operation and performance under this Agreement, including, but not limited to, local, state and federal, property, license, sales, use, leasehold, excise and income taxes. Franchisee shall have the right to contest in good faith the amount or validity of such payment by appropriate legal proceedings. Franchisee shall be responsible for all loss or damage and contractual liabilities to third persons originating from or in connection with the operation of the Restaurant and for all claims or demands for damages to property or for injury, illness or death of persons directly or indirectly resulting therefrom. Franchisee further agrees to indemnify and save the Company harmless from or with respect to any such claims for taxes and other liabilities, loss, expense or damage.

(c)
In all building directories, public records (except in telephone directories) and in its relationship with other persons, Franchisee shall indicate its independent ownership of its business and that it is only a Franchisee of the Company. Franchisee shall file and maintain in the proper public office for the locality involved, a statement showing the actual name of Franchisee as the owner of the Restaurant.

(d)	The Company may require Franchisee to identify itself as an independent operator and franchisee of the Company in a manner prescribed by the Company.

14.04. Section and Subsection Titles. Section and Subsection titles are used for convenience only and shall not affect the meaning or construction of any provision hereof.

14.05 Entire Agreement. The recitals to this Agreement are hereby incorporated into and made a part of this Agreement, which, together with Schedule 1 and Exhibits A and B and any addendum hereto, constitute the entire agreement of the parties (and which supersedes all prior negotiations, commitments, representations and undertakings of the parties with respect to the subject matter hereof, all of which are deemed to have been merged into this Agreement). The Company has made no representations inducing the execution of this Agreement that are not incorporated herein.

14.06 Number and Gender. All the terms and words used in this Agreement, regardless of the number and gender in which they are used shall be deemed and construed to

14.07. Obligations of Interested Parties.
(a)
Except as otherwise provided herein, all acknowledgments, promises, covenants, agreements and obligations herein made or undertaken by Franchisee shall be jointly and severally undertaken by Franchisee and all persons signing this Agreement in their individual capacities and by all guarantors.

(b)
At the Company's request, Franchisee shall from time to time obtain an executed confidentiality and other business interests agreement, as it may be revised by the Company, from every interest holder and such employees of Franchisee as the Company may designate, and shall forward same to the Company.

14.08. Written Approval, Waiver and Non-Waiver.
(a)
Whenever this Agreement requires the prior approval or consent of the Company, Franchisee shall make a timely written request therefor, and such approval shall be obtained in writing from the Vice President of Franchising, President or other officer that the Company may designate from time to time. By providing any waiver, approval, consent or suggestion to Franchisee in connection with this Franchise, the Company makes no warranties or guarantees and assumes no liability or obligation to Franchisee.

(b)
No failure of either party to exercise any power reserved to it by this Agreement or to insist upon strict compliance by the other party with any obligation or condition hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of either party’s right to demand exact compliance with any of the terms herein. Waiver by either party of any particular default by the other party shall not affect or impair the non-defaulting party’s rights with respect to any subsequent default of the same, similar or different nature. Any delay, forbearance or omission of either party to exercise any power or right arising out of any breach or default by the other party of any of the terms, provisions or covenants hereof, shall not affect or impair the non-breaching or non-defaulting party’s right to exercise such power or right, nor shall such delay, forbearance or omission constitute a waiver by the non-breaching or non-defaulting party of any right hereunder, or the right to declare any subsequent breach a default and to terminate this Agreement prior to the expiration of its term. Subsequent acceptance by the Company of any payments due to it hereunder shall not be deemed to be a waiver by the Company of any preceding breach by Franchisee of this Agreement and subsequent acceptance by Franchisee of any services or benefits provided under this Agreement shall not be deemed to be a waiver by Franchisee of any preceding breach by the Company of this Agreement.

(c)
Each right or remedy conferred upon or reserved to the Company or Franchisee by this Agreement shall be cumulative of every other right or remedy herein or by law or equity and is not exclusive of any other right or remedy.

(d)	No amendment, change or variance from this Agreement shall be binding on either party unless mutually agreed by the parties and executed in writing.

14.09. Notices.
(a)
All notices required to be given to the Company shall be in writing and shall be sent by reputable overnight delivery service or by registered or certified mail, postage fully prepaid, addressed to the attention of:

Vice President, Franchising,
STEAK N SHAKE OPERATIONS, INC.
500 Century Building
36 South Pennsylvania Street
Indianapolis, Indiana 46204
With a copy to the attention of the General Counsel

or to such other address as the Company shall from time to time designate in writing. Unless otherwise instructed by the Company, all payments required to be made hereunder to the Company shall be sent by First Class mail, postage fully prepaid, addressed to the attention of the Controller at the above address, or to such address as the Company shall from time to time designate in writing.

(b)
All notices to Franchisee shall be in writing and shall be sent by reputable overnight delivery service or by registered or certified mail, postage fully prepaid, addressed to Franchisee, care of its designated agent, at:

Kelley Operations, Inc.
4020 Waterford Drive
Charlotte, NC 28226
ATT: Michael J. Kelley

or to such other address as Franchisee shall from time to time designate in writing.

(c)
Notice by mail shall be deemed delivered when received, but in no event later than the fifth (5th) business day following the date it was deposited in the mail duly addressed and posted. Notice by overnight delivery service shall be deemed delivered when actually delivered as confirmed by such delivery service.

(d)	Any payment not actually received by the Company on or before the date specified herein shall be deemed overdue if not postmarked at least two (2) days prior to the date due.

14.10. Designated Agent of Franchisee. Franchisee hereby designates Michael J. Kelley to act on its behalf and to execute all documents on its behalf in all transactions with the Company (the "Designated Agent"). The Designated Agent must be an individual, not a business entity. All actions by the Designated Agent shall be binding upon Franchisee. The Company shall have no duty to deal with anyone other than the Designated Agent; however, any documents submitted to the Company executed by any other officer or partner shall be valid and binding upon Franchisee. Franchisee shall promptly notify the Company in writing of any change in its Designated Agent.

14.11. Specific Performance. Nothing herein contained shall bar the Company's or Franchisee's right to seek specific performance of this Agreement and injunctive relief against threatened conduct that will cause it loss or damages, under customary equity rules, including applicable rules for obtaining restraining orders and preliminary injunctions.

14.12. Venue/Dispute Resolution. ANY AND ALL ACTIONS AND OTHER LEGAL PROCEEDINGS ARISING UNDER THIS AGREEMENT SHALL BE FILED AND MAINTAINED ONLY IN A STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF INDIANA, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION AND VENUE OF SUCH COURTS SOLELY FOR THE PURPOSE OF RESOLUTION OF ANY SUCH DISPUTES. Franchisee and Company acknowledge that the parties’ agreement regarding applicable state law and forum set forth in sections above provide each of the parties with the mutual benefit of uniform interpretation of this Agreement and any dispute arising out of this Agreement or the parties’ relationship created by this Agreement. Each of Franchisee and Company further acknowledge the receipt and sufficiency of mutual consideration for such benefit. The Company reserves the right to institute at any time a system of nonbinding arbitration or mediation. Any arbitration under this Agreement shall be held in a forum in the City of Indianapolis, State of Indiana. The Franchisee will be obligated to participate in such system, at the Company's request, in the event of a dispute. The Federal Arbitration Act applies to the arbitration forum clauses contained in this Agreement.

14.13. Costs and Attorneys' Fees. If the Company or its affiliates assert a claim for amounts owed by Franchisee in any legal proceeding before a court of competent jurisdiction, or in arbitration, or if the Company or Franchisee is required to enforce this Agreement in a judicial or arbitration proceeding, the party prevailing in such proceeding shall be entitled to reimbursement of its costs and expenses, including reasonable legal fees.

14.14. Interference with Employment Relations. During the term of this Agreement, neither Franchisee nor the Company shall employ or seek to employ any person who is at the time employed by the other party, including related entities, or by any other franchisee of the Company, or otherwise induce, directly or indirectly, such person to leave such employment; provided, however, that the prohibitions herein shall not apply to any such person who has left the employ of any of the foregoing parties for a period in excess of six (6) months.
14.15. Acknowledgment of Differing Terms. Franchisee acknowledges that some present STEAK N SHAKE franchisees of the Company may operate under prior or different forms of unit franchise agreements and, consequently, that Company's obligations and rights in respect to its various STEAK N SHAKE franchisees may differ materially in certain circumstances.

14.16. Acknowledgment of No Promises. Franchisee acknowledges that the Company is not a guarantor, directly or indirectly, of the success or profitability of any franchised restaurant or the Franchise granted hereunder.

14.17. Governing Law. This Agreement and the Franchise granted hereunder shall be governed by the laws of Indiana except to the extent that Franchisee's state franchise disclosure law or unfair franchise practices act, or comparable law, may afford Franchisee additional protection. Franchisee and Company acknowledge that the parties’ agreement regarding applicable state law and forum set forth in the sections above provide each of the parties with the mutual benefit of uniform interpretation of this Agreement and any dispute arising out of this Agreement or the parties’ relationship created by this Agreement. Each of Franchisee and Company further acknowledge the receipt and sufficiency of mutual consideration for such benefit.

14.18. Agreement Location. Franchisee and Company acknowledge that the execution of this Agreement by Company occurred in Indianapolis, Indiana and further acknowledge that the performance of certain obligations of Franchisee arising under this Agreement, including but not limited to the payment of monies due hereunder, shall occur in Indianapolis, Indiana.

IN WITNESS WHEREOF the parties hereto have executed and delivered this Agreement on the day and year first above written.
THE COMPANY

STEAK N SHAKE OPERATIONS, INC.
an Indiana corporation

ATTEST:

_/s/ Michael T. Crowley____________  BY:_/s/ David C. Milne_______
Printed:__Michael T. Crowley___________       Printed:__David C. Milne______________
Title:__Associate Counsel___________  Title: __General Counsel, Secretary, The Steak n Shake Company

FRANCHISEE

Kelley Operations, Inc.
a(n) North Carolina Corporation
ATTEST/WITNESS

By:__/s/ Wayne L. Kelley____________
Printed: Wayne L. Kelley
Title: President, Kelley Operations, Inc.________

__/s/ Andrea W. Brown_________________________  Individually__/s/ Wayne L. Kelley________________________
Printed:__Andrea W. Brown_____________________    Wayne L. Kelley
Title:____Associate___________________________

SCHEDULE 1

The franchised STEAK N SHAKE restaurant will be located:

499 Congaree Road, Greenville, South Carolina

Franchisee's Exclusive Territory shall comprise the following area:

An area within a two (2) mile radius of the location described above.